Exhibit 23.1




Independent Auditor's Consent



We consent to the incorporation by reference in the Registration Statement
(No. 333-109878) on Form S-8 of PSB Holdings, Inc. of our report dated January 22, 2004, relating to the consolidated balance sheets of PSB Holdings, Inc. and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for the three years in the period ended December 31, 2003, which appears in the December 31, 2003, Annual Report on Form 10-K of PSB Holdings, Inc.


Wipfli LLP



Wausau, Wisconsin
February 28, 2005